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                                                                  EXHIBIT (4)(d)
                            THE LUBRIZOL CORPORATION
                            29400 Lakeland Boulevard
                             Wickliffe, Ohio 44092



                                October 24, 1988



National City Bank
1900 East Ninth Street
Cleveland, Ohio 44114

Attn:  Corporate Trust Department

                Re:  Amendment to Rights Agreement

Gentlemen:

    Pursuant to Section 26 of the Rights Agreement (the "Rights Agreement"), dated as of October 6, 1987, by and between The Lubrizol Corporation (the "Company") and National City Bank (the "Rights Agent"), the Company, by resolution adopted by the unanimous vote of its Directors, hereby amends, and directs the Rights Agent to amend, the Rights Agreement as follows:

    1.    Section 1(a) is amended to read in its entirety as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, any Subsidiary or any employee benefit or stock ownership plan of the Company or an entity holding Common Shares for or pursuant to the terms of any such plan or
          (ii) any Person who or which, together with all Affiliates and Associates of such Person, effects one or more Control Share Acquisitions, in each case, after first obtaining the authorization of the Company's shareholders for each such Control Share Acquisition by the action of the Company's shareholders under Article NINTH; provided, however, that solely for purposes of Section 11(a)(ii)(A) hereof, and notwithstanding anything contained in this Section 1(a) to the contrary, the term "Acquiring Person" shall include any Person obtaining authorization of the Company's shareholders in accordance with clause (ii) of this
          Section 1(a)."
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National City Bank
October 24, 1988
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    2.    Section 1(i) is amended to read in its entirety as follows:

          "(i) "Permitted Transaction" shall mean any Related Party Transaction (as defined in Article SEVENTH of the Company's Amended Articles of Incorporation, or in any successor or replacement Article thereto, if any) which has received the affirmative vote required in such Article SEVENTH, or which is specifically exempted from the provisions of such Article SEVENTH by the terms thereof; provided, however, that the Related Party (as defined in such Article SEVENTH) involved in such Related Party Transaction has not effected one or more Control Share Acquisitions without, in each case, obtaining prior authorization of the Company's shareholders for each such Control Share Acquisition by action of the Company's shareholders under Article NINTH."

    3. Subparagraph (C) of Section 11(a)(ii) (which begins with the language, "In the event that . . .") is amended to read in its entirety as follows:

          "(C) any Person (other than the Company or any Subsidiary of any employee benefit or stock ownership plan of the Company or an entity holder or acquiring Common Shares for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding, unless the transaction by which such Person, its Affiliates and Associates, become the beneficial owner of 20% or more of the Common Shares then outstanding and each subsequent transaction, if any, by which the number of Common Shares so held is increased have received prior authorization of the Company's shareholders by action of the Company's shareholders under Article NINTH."

    4.    Section 23(c) is amended to read in its entirety as follows:

          "(c) In addition, if at any time (including, without limitation, after the Distribution Date), a Person shall obtain prior authorization of the Company's shareholders by action of the Company's shareholders under Article NINTH in connection with a Control Share Acquisition involving a majority of the voting power of the Company in the election of directors, then, in connection with the consummation of such Control Share Acquisition, the Directors of the Company shall redeem all, but not less than all, of the Rights at the Redemption Price."
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National City Bank
October 24, 1988
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    This amendment is effective as of the date first above written
(the "Effective Date"), and all references to the Rights Agreement shall, as of and after such date, be deemed to be references to the Rights Agreement as amended hereby.

    A copy of the Rights Agreement as amended to date is enclosed herewith for your information.

                                 Very truly yours,

                                 THE LUBRIZOL CORPORATION

                                 By
                                    Name:    W. T. Beargie
                                    Title:   Sr. Vice President - Finance

Accepted and agreed to as
of the Effective Date:

NATIONAL CITY BANK
By
Name:     Lisa B. Brady
Title:    Assistant Vice President